Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

October 19, 2023

Board of Directors

GOLFSUITES 1, INC.

650 E. Bloomingdale Ave.

Brandon, FL 33511

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A (or Forms 1-SA and 1-K) of our reports dated April 25, 2023, with respect to the consolidated balance sheets of GOLFSUITES 1, INC. as of December 31, 2022 and 2021 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2022 and 2021, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

October 19, 2023